UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 23, 2011

SINOCUBATE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-29219	98-0199508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
65 Broadway, 7th Floor
New York, NY 10006
(Address of principal executive offices, including zip code)

(347) 329-2954
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.06 – Change in Shell Company Status

On May 23, 2011, SinoCubate, Inc. (the “Company”) commenced operations as an incubator of an Internet driven investment exchange with the purpose to become the global marketplace for investments.  The Company is in the process of building a comprehensive global online community whereby investors, investees and practitioners meet.  The Company intends to cater to various types of investors and investees and their advisers, such as bankers, investment banks, corporations, private equity firms, hedge funds, PIPE investors, family offices, and entrepreneurs. The Company believes it is filling a need for a mid-market online global market place allowing participants to identify opportunities world-wide on a cost efficient subscription basis.   By providing a free listing service for investees and a basic service for investors for free, which can be upgraded to various levels, the Company believes it can attract a large amount of users and increase web traffic, which in turn will convert to additional paying subscribers and revenue for the Company.

Further, on June 29, 2011, Viking Investments, LLC, a company incorporated under the laws of The Federation of St. Kitts and Nevis, sold 100,000 shares of China Wood, Inc., publicly listed in the United States with the ticker “CNWD”, owned by Viking Investments LLC, in exchange for 1,912,000 newly issued restricted shares of SinoCubate.  On August 5, 2011Viking Investments LLC completed the purchase of the Shares by delivering 100,000 shares of common stock in China Wood, Inc. registered in a Form S-1 Registration Statement declared effective by the SEC on April 7, 2011.  In determining the fair value of the shares, the Company and Viking Investments Group LLC, agreed to use, where applicable, the closing bid price for the most recent trading days prior to the closing day of the transaction.  The terms of the transaction can be found in the Company’s Form 10-Q filed on August 16, 2011, and the exhibits attached thereto.

Therefore, the Company has completed a transaction that had the effect of causing it to cease being a shell company, as that term is defined in Rule 12b-2 under the Exchange Act.  The Company changed its business direction and began conducting operations as an incubator of an Internet driven, investment-exchange company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SINOCUBATE, INC.

Date: August 26, 2011	/s/ Tom Simeo
Tom Simeo
Chief Executive Officer, Treasurer, Director and Secretary